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PROSPECTUS SUPPLEMENT NO. 5                   Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 16, 2000)            Registration No. 333-36384

                           HUMAN GENOME SCIENCES, INC.

                              --------------------

                                  $300,000,000
                 3 3/4% Convertible Subordinated Notes Due 2007
                                       and
                        1,369,863 Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                              --------------------


                        The following information supplements information
            contained in our prospectus dated May 16, 2000, relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

                        This prospectus supplement may only be delivered or used
            in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."

                        NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS
            APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Prospectus Supplement dated July 14, 2000


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            The notes were originally issued by us and sold by Credit Suisse
First Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

                              --------------------

            The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of July 13, 2000.

            The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006 and 5% Convertible Subordinated Notes Due 2007.


                                                                                                               COMMON STOCK OWNED
                                   PRINCIPAL AMOUNT OF NOTES     COMMON STOCK OWNED PRIOR    COMMON STOCK      AFTER COMPLETION OF
NAME                            BENEFICIALLY OWNED AND OFFERED       TO THE OFFERING           OFFERED            THE OFFERING
----                            ------------------------------   ------------------------     -----------     --------------------

IBM Retirement Plan ...........           $   180,000                           821                    821                  --
Jefferies & Co. ...............             2,700,000                        36,328                 12,328              24,000

Oppenheimer Convertible
  Securities Fund .............             7,000,000                        31,963                 31,963                  --

San Diego County Employee's
  Retirement Association ......               120,000                           547                    547                  --
Winchester Convertible
  Plus Ltd. ...................               200,000                           913                    913                  --
                                         ---------------                   -----------           ------------         --------

   Total.......................           $10,200,000                        70,572                 46,572              24,000
                                         ===============                   ===========           ============         ========


            Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and the "make-whole" payment, if any, and therefore the number of shares of common stock issuable upon conversion or redemption of the notes, are subject to adjustment. See "Description of Securities - Conversion Rights" and "-- Provisional Redemption" in the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.


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